UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                       Filed pursuant to Section 16(a) of the
                                       Securities Exchange Act of 1934,
                                       Section 17(a) of the Public
                                       Utility Holding Company Act of
                                       1935 or Section 30(f) of the
                                       Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------
1.  NAME AND ADDRESS OF REPORTING PERSON*

Donahue                       John                    C.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)


-------------------------------------------------------------------------------
2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
      5/13/98

-------------------------------------------------------------------------------
3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


-------------------------------------------------------------------------------
4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors Inc.      FII

-------------------------------------------------------------------------------
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER: (CHECK ALL IF APPLICABLE) __X___Director _________10% Owner __X___Officer (give title below)
_________Other (specify below)
      President and Chief Executive Officer

-------------------------------------------------------------------------------
6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


-------------------------------------------------------------------------------
7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X___  Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons

------------------------------------------------------------------------------

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------
1. TITLE OF SECURITY  2. AMOUNT OF   3. OWNERSHIP   4. NATURE OF INDIRECT
   (INSTR. 4)            SECURITIES     FORM:          BENEFICIAL
                         BENEFICIALLY   DIRECT (D)     OWNERSHIP (INSTR. 5)
                         OWNED          OR
                         (INSTR. 4)     INDIRECT
                                        (I)
                                        (INSTR. 5)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class B Common Stock     582,000        I              By Thomas J. Hickey as
                                                       custodian for minor
                                                       children
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class B Common Stock     1,095,780      I              By Thomas R. Donahue
                                                       as custodian for minor
                                                       children
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class B Common Stock     3,170,448      D
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class B Common Stock     838,890        I              By Power of Attorney
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Class A Common Stock     6,000          I              By J. Christopher
                                                       Donahue, John F.
                                                       Donahue and Rhodora J.
                                                       Donahue, as Trustees
                                                       of the Voting Shares
                                                       Irrevocable trust U/A
                                                       dated May 31, 1989, of
                                                       John F. Donahue &
                                                       Rhodora J. Donahue
-------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).




        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. TITLE OF DERIVATIVE  2. DATE              3.  TITLE AND AMOUNT OF SECURITIES  4.CONVERSION   5. OWNERSHIP      6.  NATURE
   SECURITY                EXERCISABLE           UNDERLYING DERIVATIVE SECURITY    OR              FORM OF            OF INDIRECT
   (INSTR. 4)              AND EXPIRATION        INSTR. 4)                         EXERCISE        DERIVATIVE         BENEFICIAL
                           DATE                                                  PRICE OF        SECURITY             OWNERSHIP
                           (MONTH/DAY/YEAR)                                      DERIVATIVE      DIRECT (D)           (INSTR. 5)
                                                                                 SECURITY        OR INDIRECT (I)
                                                                                                 (INSTR. 5)

                        Date         Expiration    Title     Amount or Number
                        Exercisable  Date                    of Shares




** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/J. Christopher Donahue
**Signature of Reporting Person                            Date